Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

WISCONSIN PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	39-0715160
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

700 North Adams Street
P.O. Box 19001
Green Bay, Wisconsin 54307-9001
(920) 433-1598
(Address, including zip code, and
telephone number, including area code, of
registrant's principal executive offices)
with a copy to:
LARRY L. WEYERS
Chairman, President and Chief Executive Officer	RUSSELL E. RYBA
Wisconsin Public Service Corporation	Foley & Lardner LLP
700 North Adams Street, P.O. Box 19001	777 East Wisconsin Avenue
Green Bay, Wisconsin 54307-9001	Milwaukee, Wisconsin 53202
Telephone Number: (920) 433-1334	Telephone Number: (414) 297-5668
(Name, address, including zip code, and
telephone number, including area code,
of agent for service)

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as the registrant shall determine in light of market conditions and other factors.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

_________________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Senior Debt Securities	$350,000,000	$350,000,000	$ 44,345

(1)     Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).

_________________

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO CHANGE DATED MAY 12, 2004

$350,000,000

WISCONSIN PUBLIC SERVICE CORPORATION

700 North Adams Street
P.O. Box 19001
Green Bay, Wisconsin 54307-9001

SENIOR DEBT SECURITIES

_________________

        We intend to offer up to $350,000,000 of one or more series of our senior debt securities at such times and on such terms as we may determine in the light of market conditions and other factors. The senior debt securities will be secured by a pledge of first mortgage bonds issued under our mortgage indenture. This pledge will remain in effect so long as we have other first mortgage bonds outstanding. Upon the retirement of all other first mortgage bonds, the pledge will be released. The specific designation, aggregate principal amount, purchase price, maturity, rate and time of payment of interest, and the redemption terms or other specific terms of the senior debt securities will be set forth in an accompanying prospectus supplement, together with the terms of offering of the senior debt securities. See also “Description of Senior Debt Securities.”

        We may sell the senior debt securities to or through underwriters and also may sell the senior debt securities directly to other purchasers or through agents. The prospectus supplement will set forth the names of any underwriters or agents involved in the sale of the senior debt securities, the nature of the underwriting arrangements, the principal amounts to be purchased by the underwriters and the compensation of the underwriters or agents.

        This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

        See “Risk Factors” beginning on page 30 of our Annual Report on Form 10-K for the year ended December 31, 2003 or in such other filed document we refer you to in the accompanying prospectus supplement.

_________________

        These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

_________________

The date of this prospectus is __________ , 2004.

TABLE OF CONTENTS

Summary	1
The Company	3
Use of Proceeds	3
Description of the Senior Debt Securities	3
Description of the First Mortgage Bonds	15
Plan of Distribution	18
Legal Matters	20
Experts	20

        This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. You should read this prospectus and any accompanying prospectus supplement together with the more detailed information regarding our company, our securities and our financial statements and notes to those statements that appear elsewhere in this prospectus or that we incorporate in this prospectus by reference.

        You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus or any prospectus supplement. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or prospectus supplement, as applicable.

SUMMARY

        This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement. Together these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference into this prospectus for information on us and our financial statements.

The Offering
Company	Wisconsin Public Service Corporation
Securities Being Offered	Not exceeding $350,000,000 Senior Debt Securities
The Company
Business	Electric and gas utility
Service Area	Approximately 11,000 square miles in northeastern
Wisconsin and an adjacent part of the Upper Peninsula of
Michigan
Source of Revenues for the Year Ended December 31, 2003	64% Electric; 36% Gas
Customers at December 31, 2003	Electric-414,295; Gas-300,859
Sources of Electric Generation in 2003	60.7% Coal; 17.5% Nuclear; 2.6% Natural Gas/Fuel Oil; 1.8%
Hydro; 17.4% Purchased Power

Ratios of Earnings to Fixed Charges (Unaudited) *

Year Ended December 31,
1999	2000	2001	2002	2003	Three Months Ended March 31 2004
4.6	4.4	4.5	4.5	4.6	6.7

* In computing the ratios, earnings represent income before interest expense, amortization of debt discount, premium and expense, federal and state income taxes, and the allowance for borrowed funds used during construction and the estimated interest component of rentals. Fixed charges represent interest expense, amortization of debt discount, premium and expense and the estimated interest component of rentals.

Where You Can Find More Information

        We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Commission’s web site at http://www.sec.gov.

        We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement, certain parts of which we have omitted in accordance with the rules and regulations of the Commission. For further information, you should refer to the registration statement and its exhibits. Any statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission are not necessarily complete. You should refer to the copy of the document filed with the Commission for a more complete description of the matter involved.

        The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

        1.        Our Annual Report on Form 10-K for the year ended December 31, 2003.

        2.        Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

        You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Wisconsin Public Service Corporation
Attn: Secretary
700 North Adams Street
P.O. Box 19001
Green Bay, Wisconsin 54307-9001
(920) 433-1727

        Our reports are also available on the website of our parent company, WPS Resources Corporation, located at http://www.wpsr.com.

THE COMPANY

        We are a wholly owned subsidiary of WPS Resources Corporation, Green Bay, Wisconsin. The senior debt securities offered pursuant to this prospectus, however, are solely our obligations, and WPS Resources Corporation is not obligated to make any payments of principal or interest on the senior debt securities.

        We are engaged in the production, distribution and sale of electricity and in the purchase, distribution, transportation and sale of gas in northeastern Wisconsin and an adjacent part of upper Michigan. We were incorporated under the laws of Wisconsin in 1883. Our executive offices are at 700 North Adams Street, P.O. Box 19001, Green Bay, Wisconsin 54307. Our telephone number is (920) 433-1598.

        The Public Service Commission of Wisconsin regulates our Wisconsin retail utility rates and service and any issuance of securities by us. The Michigan Public Service Commission regulates our Michigan retail utility rates and service. The Federal Energy Regulatory Commission regulates our wholesale electric rates, hydroelectric projects and certain other matters. The Nuclear Regulatory Commission regulates the operation of the Kewaunee nuclear power plant, of which we are currently a 59% owner. We are also subject to state and federal environmental regulation and to limited regulation by local authorities.

        On November 7, 2003, we entered into a definitive agreement to sell the Kewaunee nuclear power plant to a subsidiary of Dominion Resources, Inc. The transaction is subject to approval from various regulatory agencies, including the Public Service Commission of Wisconsin, the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission and several other state utility regulatory agencies and is projected to close in 2004. As of April 30, 2004, approval has already been obtained from the Federal Trade Commission, the Iowa Utilities Board, the Minnesota Public Utilities Commission, and certain approvals have been obtained from the Federal Energy Regulatory Commission.

USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement, we will use the proceeds from the sale of the senior debt securities to pay the cost of construction or acquisition of capital assets and to refund outstanding long-term debt and short-term indebtedness. Any remaining proceeds will be used for other proper corporate utility purposes.

DESCRIPTION OF THE SENIOR DEBT SECURITIES

        The description of the senior debt securities offered in the attached prospectus supplement modifies the following description. Please read both descriptions. The following is a summary of the material provisions of the senior indenture. This summary does not purport to be complete and is qualified in its entirety by the more detailed provisions of the senior indenture and supplemental indentures, which are incorporated by reference in this prospectus.

        General: We will issue from time to time, in one or more series, senior debt securities under a Trust Indenture dated as of December 1, 1998 between us and U.S. Bank National Association (f/k/a Firstar Bank, National Association), as supplemented and amended by any supplemental indentures, which we refer to collectively in this prospectus as the “senior indenture”. In this prospectus, we refer to U.S. Bank National Association and any successor trustee under the senior indenture as the senior trustee. The senior indenture is an exhibit to the registration statement.

        Until the release date the senior debt securities will be secured by one or more series of our first mortgage bonds issued and delivered to the senior trustee. See “Security; Release Date” below. These first mortgage bonds, or the collateral bonds, will be issued under the First Mortgage and Deed of Trust dated January 1, 1941 from us to U.S. Bank National Association (f/k/a Firstar Bank, National Association), as supplemented and amended by any supplemental indentures, which we refer to collectively as the “mortgage indenture” in this prospectus. In this prospectus, we refer to U.S. Bank National Association and any successor trustee under the mortgage indenture as the “mortgage trustee”. The mortgage indenture is an exhibit to the registration statement.

        On the release date, the senior debt securities will cease to be secured by the collateral bonds and, at our option, either (i) will become our unsecured general obligations or (ii) will be secured by our first mortgage bonds issued under a mortgage indenture other than the current mortgage indenture, which we refer to in this prospectus as substituted “collateral bonds”. The senior indenture provides that, in addition to the senior debt securities offered by this prospectus, other senior debt securities may be issued from time to time, in one or more series, under the senior indenture, without limitation as to aggregate principal amount, provided that, before the release date, the amount of senior debt securities that may be issued cannot exceed the aggregate principal amount of collateral bonds that we are able to issue under the mortgage indenture.

        The senior indenture and the mortgage indenture, which we refer to collectively in this prospectus as the “indentures”, do not contain any debt covenants or provisions that would afford holders of the senior debt securities protection in the event of a highly leveraged transaction.

        There is no requirement under the indentures that future issues of our debt securities be issued under the indentures. Subject to certain restrictions following the release date, which are described in “Restrictions” below, we will be free to employ other indentures or documentation, containing provisions different from those included in the indentures, in connection with future issues of our debt securities.

        Please refer to the prospectus supplement relating to the senior debt securities being offered, which we refer to collectively in this prospectus as the “offered senior debt securities”, for specific terms respecting the offered senior debt securities, including among other terms the following:

•	the title of the offered senior debt securities;

•	any limit on the aggregate principal amount of the offered senior debt securities;

•	the date or dates on which the offered senior debt securities will mature;

•	the rate or rates per year (which may be fixed or variable) at which the offered senior debt securities will bear interest or the method by which the rate or rates will be determined;

•	the date from which interest will accrue or the method by which that date will be determined;

•	the dates on which interest will be payable and the regular record dates for the interest payment dates;

•	the dates, if any, on which, and the price or prices at which, we will redeem any offered senior debt securities, pursuant to any mandatory redemption or sinking fund provisions, and other detailed terms and provisions of any mandatory redemption or sinking funds;

•	the date, if any, after which, and the price or prices at which, we may, or may be required to, redeem any offered senior debt securities, at our option or the option of the holder, pursuant to any optional redemption provisions, and other detailed terms and provisions of any optional redemption; and

•	any other terms of any offered senior debt securities (which terms shall not be inconsistent with the senior indenture).

        The following activities relating to the senior debt securities will occur at the office of the senior trustee in Saint Paul, Minnesota:

•	payment of principal and interest; and

•	exchange, transfer and registration of certificated senior debt securities.

        At the option of the senior trustee, we may pay interest to the registered holder by check or by wire transfer.

        The offered senior debt securities will be represented either by global securities registered in the name of a depositary, or its nominee, or by certificates in certificated form issued to the registered holders of the offered senior debt securities as set forth in the applicable prospectus supplement. See “Book Entry Securities” below.

        Definitions: For purposes of the descriptions of the senior debt securities, certain defined terms have the following meanings:

        “Capitalization” means the total of all the following items appearing on, or included in, our consolidated balance sheet; (i) liabilities for indebtedness maturing more than 12 months from the date of determination; and (ii) common stock, preferred stock, Hybrid Preferred Securities (as defined in the senior indenture), premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in treasury.

        “Debt” means any outstanding debt for money borrowed evidenced by notes, debentures, bonds or other securities or guarantees of any debt for money borrowed.

        “Net Tangible Assets” means the amount shown as total assets on our consolidated balance sheet, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and that are approved by our regularly retained independent accountants, and may be determined as of a date not more than 60 days before the happening of the event for which the determination is being made.

        “Operating Property” means (i) any interest in real property that we own and (ii) any asset that we own that is depreciable in accordance with generally accepted accounting principles, excluding, in either case, any of our interests as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on the books of the lessee in accordance with generally accepted accounting principles.

        “Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing to us of any Operating Property (except for leases for a term, including any renewals of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to that person; provided, however, Sale and Lease-Back Transaction shall not include any arrangement first entered into before the date of the senior indenture.

        “Value” means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) our net proceeds from the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction or (ii) the net book value of the property, as determined by us in accordance with generally accepted accounting principles at the time of entering into the Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of that term, without regard, in any case, to any renewal or extension options contained in the lease.

        Original Issue Discount Securities. We may issue the senior debt securities under the senior indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. If we do, we will describe the special federal income tax, accounting and other considerations applicable to any original issue discount securities in the prospectus supplement relating to those securities. Original issue discount securities are any securities that provide that an amount less than their principal amount will be due and payable upon a declaration of acceleration of their maturity as a result of the occurrence and continuation of an event of default.

        Security; Release Date. Until the release date, one or more series of the collateral bonds that we issue and deliver to the senior trustee will secure the senior debt securities. See “Description of the First Mortgage Bonds.” Upon the issuance of senior debt securities before the release date, we will simultaneously issue and deliver collateral bonds to the senior trustee, as security for those senior debt securities. The collateral bonds will have the same stated rate or rates of interest (or interest calculated in the same manner), interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount as the senior debt securities being issued. We have agreed to issue a related series of collateral bonds in the name of the senior trustee in its capacity as trustee under the senior indenture at the same time that we issue each series of senior debt securities. The senior trustee has agreed to hold each series of collateral bonds in that capacity under all circumstances and not transfer the collateral bonds until the earlier of the release date or the prior retirement of the related series of senior debt securities through redemption, repurchase or otherwise. Before the release date, we will make payments of the principal of, and premium or interest on, each series of collateral bonds to the senior trustee. The senior trustee will apply those payments to satisfaction of all obligations then due on the related series of senior debt securities.

        The release date will be the date that all of the first mortgage bonds that are issued and outstanding under our mortgage indenture, other than the collateral bonds, have been retired (at, before or after their maturities) through payment, redemption or otherwise, provided that no default or event of default under the senior indenture has occurred and is continuing. On the release date, the senior trustee will deliver to us for cancellation all collateral bonds and not later than 30 days after the release date will provide notice of the occurrence of the release date to all holders of senior debt securities. As a result, on the release date, the collateral bonds will cease to secure the senior debt securities, and, at our option, the senior debt securities, either (i) will become our unsecured general obligations or (ii) will be secured by substituted collateral bonds. Each issue of collateral bonds will be secured by a lien on certain property that we own. In certain circumstances before the release date, we are permitted to reduce the aggregate principal amount of an issue of collateral bonds held by the senior trustee, but in no event to an amount lower than the aggregate outstanding principal amount of the senior debt securities initially issued contemporaneously with the collateral bonds. Following the release date, we will cause the mortgage indenture to be discharged, and we will not issue any additional bonds under the mortgage indenture.

        Restrictions.        The senior indenture provides that we may not consolidate with, merge with or into any other corporation (whether or not we are the surviving corporation), or sell, assign, transfer or lease all or substantially all of our properties and assets as an entirety or substantially as an entirety to any person or group of affiliated persons, in one transaction or a series of related transactions, unless: (1) either we will be the continuing person or the person (if other than us) formed by the consolidation or with which or into which we are merged or the person (or group of affiliated persons) to which we sell, assign, transfer or lease all or substantially all our properties and assets is a corporation (or constitute corporations) and that corporation (A) expressly assumes, by an indenture supplemental to the senior indenture, all our obligations under the senior debt securities and the senior indenture, executed and delivered to the senior trustee in form satisfactory to the senior trustee and (B) expressly assumes, by an indenture supplemental to the mortgage indenture (if before the release date) or any substituted mortgage indenture (if on or after the release date) all of our obligations under any outstanding collateral bonds or substituted collateral bonds and under the mortgage indenture or substituted mortgage indenture, executed and delivered to the mortgage trustee or the trustee under the substituted mortgage indenture in form satisfactory to the mortgage trustee or the trustee under the substituted mortgage indenture; (2) immediately before and after giving effect to the transaction or series of transactions, no event of default, and no default, with respect to the senior debt securities shall have occurred and be continuing; and (3) we shall have delivered to the senior trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indentures comply with the senior indenture, the mortgage indenture or the substituted mortgage indenture, as the case may be.

        There is inherent uncertainty in the phrase “all or substantially all.” This uncertainty may make it difficult for holders of the senior debt securities to (1) determine whether our covenant relating to consolidation, merger and sale of our properties and assets to another person has been breached, (2) declare an event of default and (3) exercise their acceleration rights. Further, interpretation of this phrase as it relates to any transfer of our properties and assets will be governed by applicable law and will be dependent upon the particular facts and circumstances. In the event the holders of the senior debt securities attempt to exercise their rights under the senior indenture following the occurrence of a particular transfer or series of transfers that they believe constitutes a transfer of “all or substantially all” of our properties and assets and we contest such exercise, we cannot provide any assurance as to how a court would interpret the phrase “all or substantially all.”

        Limitation on Liens. The senior indenture provides that, so long as any senior debt securities are outstanding, we may not issue, assume, guarantee or permit to exist after the release date any Debt that is secured by any mortgage, security interest, pledge or lien, which we refer to collectively in this prospectus as liens, of or upon any of our Operating Property, whether owned at the date of the senior indenture or acquired after that date, without in any such case effectively securing the senior debt securities (together with, if we shall so determine, any of our other indebtedness ranking equally with the senior debt securities) equally and ratably with such Debt (but only so long as such Debt is so secured).

        That restriction will not apply to:

•	liens on any Operating Property existing at the time of its acquisition (which liens may also extend to subsequent repairs, alterations and improvements to the Operating Property);

•	liens on Operating Property of a corporation existing at the time the corporation is merged into, or consolidated with, or the corporation disposes of its properties (or those of a division) as or substantially as an entirety to, us;

•	liens on Operating Property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure indebtedness incurred to provide funds for any of those purposes or for reimbursement of funds previously expended for any of those purposes, provided those liens are created or assumed contemporaneously with, or within 18 months after, the acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement;

•	liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any of those entities (or providers of credit enhancement with respect to those securities), to secure any Debt (including, without limitation, any of our obligations with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving our Operating Property;

•	any liens created by any substituted mortgage indenture securing substituted collateral bonds; or

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any liens referred to in the foregoing exceptions, provided, however, that the principal amount of Debt secured by the liens and not otherwise authorized by the foregoing exceptions, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.

        In addition, the restriction on liens described in this section will not apply to our issuance, assumption or guarantee of Debt secured by any liens that would otherwise be subject to that restriction up to an aggregate amount which, together with all of our other secured Debt (not including secured Debt permitted under any of the exceptions described above) and the Value of Sale and Lease-Back Transactions existing at that time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to any liens under any of the foregoing exceptions and Sale and Lease-Back Transactions that are permitted by the first sentence of “Limitations on Sale and Lease-Back Transactions” below), does not exceed the greater of 15% of the Net Tangible Assets or 15% of Capitalization.

        Limitations on Sale and Lease-Back Transactions. The senior indenture provides that so long as the senior debt securities are outstanding, we may not enter into or permit to exist after the release date any Sale and Lease-Back Transaction with respect to any Operating Property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchaser’s commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of the Operating Property or the placing in operation of the Operating Property or of the Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if (a) we would be entitled under any of the exceptions described in the second paragraph under “Limitation on Liens” above to issue, assume, guarantee or permit to exist Debt secured by any liens on the Operating Property without equally and ratably securing the senior debt securities, (b) after giving effect to the Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the third paragraph under “Limitation on Liens,” at least $1.00 of additional Debt secured by liens (other than liens permitted by clause (a)) or (c) we apply within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by our Board of Directors) of the Operating Property so leased to the retirement of our senior debt securities or other Debt ranking equally with, the senior debt securities, subject to reduction for senior debt securities and such Debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

        Events of Default and Notice of Default. The following events of default under the senior indenture apply to the senior debt securities of any series:

•	failure to pay interest on any senior debt security when due and

(1)	if such failure occurs before the release date, continued for 90 days, or

(2)	if such failure occurs on or after the release date, continued for 30 days;

•	failure to pay the principal of (or premium, if any, on) any senior debt security when due and payable at maturity, upon redemption or otherwise;

•	failure to observe or perform any other covenant, warranty or agreement contained in the senior debt securities of that series or in the senior indenture (other than a covenant, agreement or warranty included in the senior indenture solely for the benefit of senior debt securities other than that series) and

(1)	if such failure occurs before the release date, continued for 90 days, or

(2)	if such failure occurs on or after the release date, continued for 60 days,

provided that in each case, the senior trustee or holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series have given us notice of the failure.

•	before the release date, the occurrence and continuance of a completed default under the mortgage indenture, provided, however, the waiver or cure of the completed default under the mortgage indenture and the rescission and annulment of the consequences of that completed default under the mortgage indenture will constitute a waiver of the corresponding event of default under the senior indenture;

•	if any substituted collateral bonds are outstanding, the occurrence and continuance of an event of default or completed default under the substituted mortgage indenture, provided, however, the waiver or cure of the event of default or completed default under the substituted mortgage indenture and the rescission and annulment of the consequences of that default or event of completed default under the substituted mortgage indenture will constitute a waiver of the corresponding event of default under the senior indenture;

•	certain events of bankruptcy, insolvency or reorganization relating to us; and

•	any other event of default with respect to the senior debt securities of a series specified in the prospectus supplement relating to that series or in the supplemental indenture under which that series of senior debt securities is issued.

        The senior trustee shall, within 30 days after the occurrence of any default or event of default with respect to senior debt securities of any series, give the holders of senior debt securities of that series notice of all uncured defaults or events of default known to it (the term default includes any event which after notice or passage of time or both would be an event of default); provided, however, that, except in the case of an event of default or a default in payment on any senior debt securities of any series, the senior trustee shall be protected in withholding the notice if and so long as the board of directors, the executive committee of the board of directors or responsible officers of the senior trustee in good faith determine that the withholding of the notice is in the interest of the holders of senior debt securities of that series.

        If an event of default with respect to senior debt securities of any series (other than due to events of bankruptcy, insolvency or reorganization) occurs and is continuing, the senior trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series, by notice in writing to us (and to the senior trustee if given by the holders of at least 25% in aggregate principal amount of the senior debt securities of that series) may declare the unpaid principal of and accrued interest to the date of acceleration on all the outstanding senior debt securities of that series to be due and payable immediately and, upon any such declaration, the senior debt securities of that series shall become immediately due and payable.

        If an event of default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the outstanding senior debt securities of any series will become immediately due and payable without any declaration or other act on the part of the senior trustee or any holder of any senior debt security of that series. Upon any acceleration of the senior debt securities before the release date, the senior trustee has the power to cause the mandatory redemption of the collateral bonds or substituted collateral bonds, as the case may be.

        The holders of not less than a majority of the principal amount of the outstanding senior debt securities of any series may rescind a declaration of acceleration and its consequences with respect to the senior debt securities of that series (including if (1) given, the written demand for redemption of collateral bonds or substituted collateral bonds) if all existing events of default, other than the nonpayment of principal of and interest on the senior debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived; (2) to the extent lawful, interest on overdue interest and on overdue principal that has become due otherwise than by reason of such acceleration has been paid; (3) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (4) all amounts due to the senior trustee under the senior indenture have been paid. The senior indenture requires us to file periodic statements with the senior trustee regarding our compliance with certain of the covenants of the senior indenture and to specify any event of default or defaults with respect to senior debt securities, in performing such covenants, of which the signers of the statements may have knowledge.

        Modification of the Senior Indenture; Waiver. We and the senior trustee without the consent of any holders may modify the senior indenture with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the senior indenture and (ii) to make any change that does not materially adversely affect the interests of any holder of senior debt securities of any series. In addition, we and the senior trustee may modify certain of our rights and obligations and the rights of holders of the senior debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding senior debt securities of each series affected by the modifications. None of the following modifications, however, will be effective against any holder of any outstanding senior debt securities of any series affected by the modifications without that holder’s consent:

•	extension of the maturity or reduction of the principal amount of any senior debt securities of the affected series, reduction in the interest rate or extension of the time for payment of interest;

•	change in the redemption provisions in a manner adverse to any holder of senior debt securities of the affected series;

•	modification that would

•	adversely impair the interest of the senior trustee in the collateral bonds held by it, or
•	before the release date, reduce the principal amount of any issue of collateral bonds securing the senior debt securities of the affected series to an amount less than the principal amount of the related issue of senior debt securities, or
•	alter the payment provisions of the collateral bonds in a manner adverse to the holders of the affected series of senior debt securities;

•	other modification in the terms of payment of the principal of, or interest on, the senior debt securities of the affected series; or

•	reduction of the percentage required for waivers of defaults or events of default under the senior indenture or for modification of the senior indenture.

        The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series may, on behalf of the holders of all senior debt securities of that series, waive any event of default or default under the senior indenture with respect to that series, except an event of default in the payment of the principal of, or premium, if any, or any interest on, any senior debt security of that series or in respect of a provision which under the senior indenture cannot be modified or amended without the consent of the holder of each outstanding senior debt security of the affected series.

        Defeasance.        We may terminate our substantive obligations under the senior debt securities of any series (except for our obligations to pay the principal of (and premium, if any, on) and the interest on the senior debt securities of that series) by (i) depositing with the senior trustee, under the terms of an irrevocable trust agreement, money or U.S. government obligations sufficient to pay all remaining indebtedness on the senior debt securities of that series, (ii) delivering to the senior trustee either an opinion of counsel or a ruling directed to the senior trustee from the Internal Revenue Service to the effect that the holders of the senior debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and termination of obligations, and (iii) complying with certain other requirements set forth in the senior indenture.

        Voting of Collateral Bonds Held by Senior Trustee. The senior trustee, as holder of collateral bonds, will attend any meeting of holders of first mortgage bonds under the mortgage indenture, as to which it receives due notice, or, at its option, will deliver its proxy in connection with the meeting. Either at the meeting, or otherwise where the consent of holders of first mortgage bonds is sought without a meeting, the senior trustee will vote or consent with respect to all of the collateral bonds held by it, as directed by the holders of a majority in aggregate principal amount of the outstanding senior debt securities; provided, however, that the senior trustee shall not vote the collateral bonds of any particular series in favor of, or consent to, any action which in the senior trustee’s opinion would materially adversely affect that series of collateral bonds in a manner not shared generally by all other collateral bonds, except upon notification by the senior trustee to the holders of the related series of senior debt securities of the proposal and the receipt of the consent to the proposal of the holders of not less than a majority in principal amount of the outstanding senior debt securities of that series.

        Concerning the Senior Trustee. U.S. Bank National Association (“U.S. Bank”), is the senior trustee under the senior indenture. U. S. Bank is also the mortgage trustee under the mortgage indenture and a depositary of our funds. See “Description of the First Mortgage Bonds — Concerning the Mortgage Trustee.” U.S. Bank and its affiliates also provide other banking or investment banking and other financial services to us and our affiliates. The Trust Indenture Act of 1939, as amended, contains limitations on the rights of U.S. Bank, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim, as security or otherwise. Under the Trust Indenture Act, U.S. Bank is permitted to engage in other transactions with us and our affiliates from time to time, provided that if U.S. Bank acquires any conflicting interests it must eliminate such conflicts upon the occurrence of an event of default under the mortgage indenture, or else resign.

        Book-Entry Securities. We may initially issue the debt securities of any series in the form of one or more global securities under a book-entry only system operated by a securities depositary. Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company (“DTC”), New York, New York, will act as securities depositary for each series of debt securities that are issued as fully-registered securities. The indenture trustee will register in the name of Cede & Co. (DTC’s partnership nominee) (or such other nominee as may be requested by an authorized representative of DTC) those securities for which DTC is acting as depositary. Individual purchases of book-entry interests in any of the debt securities will be made in book-entry form. So long as Cede & Co., as nominee of DTC, or another nominee of DTC is the securityholder, references in this prospectus to holders of the debt securities or registered owners will mean Cede & Co. or another nominee of DTC, rather than the owners of beneficial ownership interests in the debt securities.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions such as transfers and pledges of deposited securities through electronic computerized book-entry changes in accounts of DTC direct participants, thereby eliminating the need for physical movement of securities certificates. DTC direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of the DTC direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a DTC direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

        Anyone desiring to purchase debt securities under the DTC system must make these purchases by or through DTC direct participants which will receive a credit for the debt securities on DTC’s records. The direct and indirect participants will in turn record the ownership interest of each actual purchaser of the debt securities on the records of the direct or indirect participant. DTC will not provide beneficial owners of the debt securities with written confirmations of their purchases. Owners of book-entry interests should receive from the direct or indirect participant written confirmations of their purchases providing details of the beneficial owners transactions, as well as periodic statements of their holdings. DTC direct and indirect participants are to effect transfers of beneficial ownership interests by entries made on the books of the DTC direct or indirect participants acting on behalf of the beneficial owners. Owners of beneficial interests in the debt securities will not receive or be entitled to receive certificates representing their ownership interests in the debt securities, except as described below upon the discontinuance of the use of the book-entry system.

        Principal and the redemption price of, and interest payments on the debt securities held by or on behalf of DTC as depositary will be made to Cede & Co., as nominee of DTC (or to such other nominee as may be requested by an authorized representative of DTC). DTC’s practice is to credit the accounts of DTC direct participants upon DTC’s receipt from the issuer or trustee of funds and corresponding detail information on a payment date in accordance with their respective holdings shown on the records of DTC. Payments by DTC direct and indirect participants to owners of beneficial ownership interests in the debt securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such DTC direct or indirect participant and not of DTC, the indenture trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. DTC is responsible for disbursing such payments to the appropriate DTC direct participants, and those DTC direct participants, and any indirect participants, are in turn responsible for disbursing the payment to the owners of beneficial ownership interests.

        To facilitate subsequent transfers, the indenture trustee will register all debt securities which DTC direct participants deposit with DTC in the name of DTC’s partnership nominee, Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC). The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the DTC direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to DTC direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners of debt securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        The indenture trustees will send redemption notices to DTC. If we are redeeming less than all of the debt securities within an issue, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. or any other nominees of DTC will consent or vote with respect to the debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. or other nominee of DTC to those DTC direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        DTC may discontinue providing its services as debt securities depositary with respect to the debt securities at any time by giving reasonable notice to us or the indenture trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, debt security certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, we will cause debt security certificates to be printed and delivered.

        The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we, the indenture trustees nor any underwriter takes any responsibility for the accuracy of the description of DTC’s business organization and procedures.

        Neither we nor the trustees under the indentures will have any responsibility or obligation to any DTC direct or indirect participant or any owner of a book-entry interest or any other person not shown on the registration books of the trustees as being a holder of the debt securities with respect to: (1) any debt securities; (2) the accuracy of any records maintained by DTC or any DTC direct or indirect participant; (3) the payment by DTC or any DTC direct or indirect participant of any amount due to any owner of a book-entry interest in respect of the principal or redemption price of or interest on the debt securities; (4) the delivery by DTC or any DTC direct or indirect participant of any notice to any owner of a book-entry interest which is required or permitted under the terms of the indentures to be given to holders of the debt securities; (5) the selection of the owners of a book-entry interest to receive payment in the event of any partial redemption of any senior debt securities; or (6) any consent given or other action taken by DTC or its nominee as holder of the debt securities.

DESCRIPTION OF THE FIRST MORTGAGE BONDS

        The following is a summary of the material provisions of the first mortgage bonds and the mortgage indenture. This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed provisions of the mortgage indenture and supplemental indentures, which are incorporated by reference in this prospectus.

        General.        Before the release date, we will issue to the senior trustee any series of first mortgage bonds issued as collateral bonds. Each issue of collateral bonds to the senior trustee will be in a principal amount equal to the principal amount of the senior debt securities issued contemporaneously with the collateral bonds. Before the release date, we will make payments of the principal of, and premium or interest on, each series of collateral bonds to the senior trustee. The senior trustee will apply those payments to the satisfaction of all obligations then due on the related series of senior debt securities.

        Liens and Titles. The collateral bonds will be secured by the mortgage indenture equally and ratably with all other bonds issued under the mortgage indenture (except as to any sinking fund or similar fund established for the benefit of bonds of a particular series). At the time of issuance of each series of the collateral bonds, our counsel will deliver its opinion that the mortgage indenture constitutes, except as stated in this paragraph, a valid and direct first lien upon substantially all of the real and fixed property and governmental licenses and permits that we own (including our interests as tenant-in-common), subject only to permissible encumbrances and to the other limitations and exceptions respecting title to real and fixed properties that are stated in their opinion on title described below. Excepted from the lien are investments in other companies, items of the general character such as would be included on our balance sheet as current assets (unless deposited or required to be deposited with the mortgage trustee), motor vehicles, advance payments for or other costs of nuclear fuel not situated at the plant site, and timber and minor parcels of real estate. The term “permissible encumbrances” includes liens upon transmission or distribution line rights-of-way, and certain tax and other liens, easements or leases, and other adverse interests of a nature or of a proportion that would not under ordinary circumstances materially impair the lien of the mortgage indenture or the use of the property.

        The mortgage indenture by its terms also covers in general all of our after-acquired property, other than property of the nature excepted from the lien of the mortgage indenture as stated above. The lien on an after-acquired system may be subject to a prior lien and, in case of merger, to possible limitation to our system at that time.

        At the time of issuance of each series of the collateral bonds, our counsel will deliver its opinion that we have good and marketable title to the real and fixed properties described in the mortgage indenture (other than properties disposed of and released under the mortgage indenture and lands described as held only under flowage rights) free and clear of all liens, charges and encumbrances prior to or on a parity with the lien of the mortgage indenture, except for and subject only to “permissible encumbrances” and to those exceptions, defects and qualifications which in our counsel’s opinion do not materially affect the security for the collateral bonds or title to or our right to use the properties in the conduct of our business. The opinion of counsel does not cover the validity of or title to easements or rights-of-way for transmission and distribution lines.

        The mortgage indenture does not prevent us from merging or consolidating with another entity, selling all or substantially all of our assets, or engaging in a recapitalization or other comparable transaction as long as (1) the lien of the mortgage indenture and the rights and powers of the mortgage trustee and the bondholders under the mortgage indenture are not impaired; (2) the principal amount of prior lien bonds secured by a prior lien or liens on property of the successor corporation (exclusive of the property that we owned immediately before the merger, consolidation or sale) and outstanding immediately after the consolidation, merger or sale shall not exceed 60% of the cost or fair value, whichever is less, of the property of the character of permanent additions owned by the successor corporation, immediately before such transaction; (3) the earnings applicable to bond interest of the successor corporation determined as provided in the mortgage indenture, excluding our net earnings, for a period of 12 consecutive calendar months within the 15 consecutive calendar months immediately preceding the first day of the calendar month in which the consolidation, merger or sale is made shall have been in the aggregate at least equal to twice the interest requirements for a period of one year upon all prior lien bonds secured by a prior lien or prior liens on the property of the successor corporation and outstanding immediately after the transaction; and (4) the successor corporation assumes our obligations under the mortgage indenture. If these conditions are satisfied with respect to any such transaction, we may enter into the transaction. Although the mortgage indenture limits the principal amount of additional bonds which we may issue, it does not restrict the amount of unsecured debt that we may incur. Except as described above, the mortgage indenture does not provide any protection to the bondholder against a highly leveraged transaction however structured.

        Outstanding and Additional Bonds: Under the mortgage indenture, there were outstanding as of December 31, 2003, $547,000,000 principal amount of bonds of various prior series. Additional bonds without limit as to aggregate amount may be issued in a principal amount up to (a) 60% of the lesser of cost or fair value of net permanent additions (electric, gas or steam property acquired after January 1, 1941, less retirements after that date taken at undepreciated cost, subject to certain adjustments) except permanent additions otherwise utilized under the mortgage indenture or restricted under the terms of certain supplemental indentures; (b) the amount of bonds retired or cancelled, except from certain funds; and (c) the amount of cash deposited with the mortgage trustee for the purpose, which cash may thereafter be withdrawn in lieu of the issuance of an equal amount of bonds under clauses (a) or (b) but without any earnings’ test requirement. Bonds may be issued under clauses (a) and (c), and under certain circumstances under clause (b), only if earnings applicable to bond interest for a period of 12 months within the preceding 15 months have been at least twice the annual interest requirements upon all bonds then applied for and outstanding.

        Earnings applicable to bond interest, as defined in the mortgage indenture, for the year ended December 31, 2003, were $151.4 million, resulting in a ratio of 4.95 times the full annual interest requirements upon all bonds then outstanding, and a ratio of 3.15 after the issuance of $350,000,000 principal amount of collateral bonds at an estimated weighted average interest rate of 5.00% per annum. A difference of 1/8% in the assumed weighted average interest rate on the collateral bonds would change the ratio approximately 0.026.

        The aggregate amount of unbonded bondable property was approximately $793 million as of December 31, 2003, $525 million of which will be applied as the basis for the issuance of the collateral bonds. The retirement of bonds of prior series may also be the basis for the issuance of additional collateral bonds.

        Release Provisions: The mortgage trustee may release property which we have sold from the lien of the mortgage indenture upon our deposit of the fair value of the property with the mortgage trustee. Purchase money obligations so deposited may not exceed 60% of fair value of the released property. We may withdraw release funds on the basis of the lesser of cost or fair value of net permanent additions applied for the purpose, or the principal amount of bonds that we have surrendered, or we may apply release funds to bond retirement. Bonds may be redeemed from release funds only when they are subject to redemption and upon payment of the applicable regular redemption premium. The mortgage trustee may release property certified as no longer necessary in our business and of less than $500,000 value (but not to exceed in the aggregate per year an amount equal to 1% of the outstanding bonds) upon our covenant to deposit the proceeds of sale, if any, and we may withdraw such proceeds upon our covenant to expend the same for permanent additions.

        Modification of Mortgage Indenture: With our consent and the consent of the holders of 70% in principal amount of bonds then outstanding, we and the mortgage trustee may modify the mortgage indenture and the bonds (including the collateral bonds) except as to (a) the due dates, amounts and other terms (other than sinking fund provisions) of payment of principal or interest, or (b) the creation of any lien ranking prior to or on a parity with the lien of the mortgage indenture, or (c) deprivation of any nonassenting bondholder of a lien on the mortgaged property for the security of such bondholder’s bonds, or (d) reduction of the percentage in the amount of bonds required to consent to a modification of the mortgage indenture. We and the mortgage trustee may also modify the mortgage indenture, without any action on the part of the bondholders, provided that any modification that would adversely affect the rights of the holders of any bonds then outstanding may not become effective until all bonds outstanding at the time of the adoption of the modification have been redeemed or retired.

        Concerning the Mortgage Trustee: The mortgage trustee under the mortgage indenture is U.S. Bank, National Association, which is also the senior trustee under the senior indenture a depositary of our funds. U.S. Bank and its affiliates also provide other banking or investment banking and other financial services to us and our affiliates. The Trust Indenture Act of 1939 contains limitations on the rights of U.S. Bank, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim, as security or otherwise. Under the Trust Indenture Act, U.S. Bank is permitted to engage in other transactions with us and our affiliates from time to time, provided that if U.S. Bank acquires any conflicting interests it must eliminate such conflicts upon the occurrence of an event of default under the mortgage indenture, or else resign.

        Defaults and Notice Thereof: The following events are defined as “completed defaults” under the mortgage indenture: (a) default in the payment of the principal of any bond; (b) default continued for 90 days in the payment of any interest upon any bond; (c) default in our covenants with respect to bankruptcy, insolvency, assignment or receivership; or (d) default continued for 90 days after notice to us from the mortgage trustee in the performance of any other covenant, agreement or condition contained in the mortgage indenture. The mortgage trustee may withhold notice to bondholders of defaults (other than in payment of principal, interest or a sinking fund installment) if its responsible officers believe that the withholding of such notice is in the interest of the bondholders.

        The holders of a majority in principal amount of the bonds outstanding may direct the mortgage trustee in the exercise of its powers and in the case of a completed default may require the mortgage trustee to declare the maturity of the bonds accelerated, and upon certain conditions may rescind and annul such declaration. The mortgage trustee may decline to follow any direction as to the exercise of its powers if the mortgage trustee (i) is advised by counsel that the directed action may not lawfully be taken or (ii) determines in good faith that compliance with the directions would involve the mortgage trustee in personal liability or that it will not be sufficiently indemnified for any expenditures arising from compliance with the directions.

        Evidence of Compliance with Indenture Provisions: The mortgage indenture does not require us to furnish periodic evidence to the mortgage trustee as to absence of defaults or as to general compliance with the terms of the mortgage indenture; however, each time we request the mortgage trustee to take any action, such as the issuance of additional bonds or the release of cash or property under the mortgage indenture, we are required to deliver to the mortgage trustee certain certificates signed and verified by officers, engineers, accountants or other experts, who in certain cases are required to be independent persons. Under pertinent circumstances these certificates certify as to absence of default, the fair value of property in respect of which the action is requested and our net earnings, and in all cases certificates or opinions are required as to our compliance with conditions precedent to such action.

PLAN OF DISTRIBUTION

        We may sell the senior debt securities:

•	through underwriters,

•	through agents, or

•	directly to a limited number of institutional purchasers or to a single purchaser.

        As required by applicable law, these underwriters or agents will be registered broker-dealers or associated persons of registered broker-dealers acting in that capacity. We will describe the plan of distribution for any particular offering of the securities in the corresponding prospectus supplement, in accordance with applicable law.

        The prospectus supplement will set forth the terms of the offering of the securities, including the following:

•	the name or names of any underwriters;

•	the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters' compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities of the series may be listed.

        If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        We may sell Securities directly or through agents designated by us from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities, and will set forth any commissions payable by us to that agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make relating to those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        Each series of debt securities will be a new issue of securities with no established trading market. Any underwriter may make a market in the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

        We may sell the senior debt securities to or through underwriters, and also may sell the senior debt securities directly to other purchasers or through agents.

        The distribution of the senior debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        In connection with the sale of the senior debt securities, underwriters may receive compensation from us or from purchasers of the senior debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the senior debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of the senior debt securities may be deemed to be underwriters, and any discounts or commissions that they receive from us and any profit on the resale of the senior debt securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. The terms of any particular offering, including the identity of any underwriter or agent and any compensation received from us, will be described in the prospectus supplement with respect to the senior debt securities so offered.

        Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934. Stabilizing transactions permit bids by the underwriters to purchase the offered senior debt securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases by the underwriters of the offered senior debt securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions.

        We do not propose to list the senior debt securities on a securities exchange, and no underwriter will be obligated to make a market in the senior debt securities. We cannot predict the activity or liquidity of any trading in the senior debt securities.

LEGAL MATTERS

        Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, our counsel, will render opinions as to the legality of the senior debt securities. Counsel for the underwriters or agents will pass upon certain legal matters in connection with the offering or offerings of the senior debt securities for the underwriters or agents.

EXPERTS

        The consolidated financial statements and the related consolidated financial statement schedules included and incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph related to adoption of a new accounting principle), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        Estimated expenses, other than underwriting discounts and commissions, payable by the Company are as follows:

Fees to regulatory commissions	$ 1,000
Registration fee under the Securities Act of 1933	44,345
Trustee fee	25,000
Accounting services and expenses	25,000
Rating agency fees	50,000
Legal services and expenses	200,000
Financial printing and miscellaneous expenses	30,000

Total	$375,345

Item 15.    Indemnification of Directors and Officers.

        Pursuant to the Wisconsin Business Corporation Law and Article VI of the By-laws of the Company, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses to the extent such officers or directors are successful on the merits or otherwise in connection with a proceeding, unless it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit (unless such profit is immaterial under the circumstances); or (d) willful misconduct. It should also be noted that the Wisconsin Business Corporation Law specifically states that it is the policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

        The indemnification described above may be broad enough to cover liabilities under the Securities Act of 1933. Officers and Directors of the Company would also be indemnified by the Underwriters for certain claims under the Securities Act of 1933 pursuant to the terms of the proposed form of underwriting agreement filed herewith. The Company has purchased insurance permitted by the Wisconsin Business Corporation Law on behalf of its officers and directors which may cover liabilities under the Securities Act of 1933.

Item 16.    Exhibits.

        The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Item 17.    Undertakings.

        a.        The undersigned registrant hereby undertakes:

        (1)        to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)        to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii)        to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

        (iii)        to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)        that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3)        to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        b.        The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        c.        The undersigned registrant hereby undertakesto file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

        d.        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused such Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on this 12th day of May, 2004.

WISCONSIN PUBLIC SERVICE CORPORATION
(the "Company" or the "Registrant")
By: /s/ Larry L. Weyers
Larry L. Weyers
Chairman, President and
Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 12, 2004, by the following persons in the capacities indicated.

Name	Capacity
/s/ Larry L. Weyers	Chairman, President, Chief Executive Officer
Larry L. Weyers	(Principal Executive Officer) and Director
/s/ Joseph P. O'Leary	Senior Vice President and Chief Financial Officer
Joseph P. O'Leary	(Principal Financial Officer)
/s/ Diane L. Ford	Vice President-Controller and Chief Accounting
Diane L. Ford	Officer (Principal Accounting Officer)
Richard A. Bemis +	Director
Albert J. Budney, Jr. +	Director
Ellen Carnahan +	Director
Robert C. Gallagher +	Director
Kathryn M. Hasselblad-Pascale +	Director
James L. Kemerling +	Director
John C. Meng +	Director
William F. Protz, Jr. +	Director

+By:	/s/ Larry L. Weyers Larry L. Weyers Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Document
1	Form of Underwriting Agreement (Incorporated by reference to Exhibit 1 to Form S-3 filed July 24, 2002 [Registration No. 333-97053]).

4A	Indenture, dated as of December 1, 1998, between Wisconsin Public Service Corporation and Firstar Bank Milwaukee, N.A., National Association (Incorporated by reference to Exhibit 4A to Form 8-K filed December 18, 1998); First Supplemental Indenture, dated as of December 1, 1998, between Wisconsin Public Service Corporation and Firstar Bank Milwaukee, N.A., National Association (Incorporated by reference to Exhibit 4C to Form 8-K filed December 18, 1998); Second Supplemental Indenture, dated as of August 1, 2001 between Wisconsin Public Service Corporation and Firstar Bank, National Association (Incorporated by reference to Exhibit 4C to Form 8-K filed August 24, 2001); Third Supplemental Indenture, dated as of December 1, 2002 between Wisconsin Public Service Corporation and U.S. Bank National Association (successor to Firstar Bank, National Association and Firstar Bank Milwaukee, N.A., National Association) (Incorporated by reference to Exhibit 4C to Form 8-K filed December 16, 2002); and Fourth Supplemental Indenture, dated as of December 8, 2003, by and between Wisconsin Public Service Corporation and U.S. Bank National Association (Incorporated by reference to Exhibit 4.1 to Form 8-K filed December 9, 2003).

The Company’s file number for reports filed pursuant to the Securities Exchange Act of 1934 is 1-3016.

4B	First Mortgage and Deed of Trust, dated as of January 1, 1941 from Wisconsin Public Service Corporation to U.S. Bank National Association (successor to First Wisconsin Trust Company), Trustee (Incorporated by reference to Exhibit 7.01 — File No. 2-7229); Supplemental Indenture, dated as of November 1, 1947 (Incorporated by reference to Exhibit 7.02 — File No. 2-7602); Supplemental Indenture, dated as of November 1, 1950 (Incorporated by reference to Exhibit 4.04 — File No. 2-10174); Supplemental Indenture, dated as of May 1, 1953 (Incorporated by reference to Exhibit 4.03 — File No. 2-10716); Supplemental Indenture, dated as of October 1, 1954 (Incorporated by reference to Exhibit 4.03 — File No. 2-13572); Supplemental Indenture, dated as of December 1, 1957 (Incorporated by reference to Exhibit 4.03 — File No. 2-14527); Supplemental Indenture, dated as of October 1, 1963 (Incorporated by reference to Exhibit 2.02B — File No. 2-65710); Supplemental Indenture, dated as of June 1, 1964 (Incorporated by reference to Exhibit 2.02B — File No. 2-65710); Supplemental Indenture, dated as of November 1, 1967 (Incorporated by reference to Exhibit 2.02B — File No. 2-65710); Supplemental Indenture, dated as of April 1, 1969 (Incorporated by reference to Exhibit 2.02B — File No. 2-65710); Fifteenth Supplemental Indenture, dated as of May 1, 1971 (Incorporated by reference to Exhibit 2.02B — File No. 2-65710); Sixteenth Supplemental Indenture, dated as of August 1, 1973 (Incorporated by reference to Exhibit 2.02B — File No. 2-65710); Seventeenth Supplemental Indenture, dated as of September 1, 1973 (Incorporated by reference to Exhibit 2.02B — File No. 2-65710); Eighteenth Supplemental Indenture, dated as of October 1, 1975 (Incorporated by reference to

Exhibit 2.02B — File No. 2-65710); Nineteenth Supplemental Indenture, dated as of February 1, 1977 (Incorporated by reference to Exhibit 2.02B — File No. 2-65710); Twentieth Supplemental Indenture, dated as of July 15, 1980 (Incorporated by reference to Exhibit 4B to Form 10-K for the year ended December 31, 1980); Twenty-First Supplemental Indenture, dated as of December 1, 1980 (Incorporated by reference to Exhibit 4B to Form 10-K for the year ended December 31, 1980); Twenty-Second Supplemental Indenture dated as of April 1, 1981 (Incorporated by reference to Exhibit 4B to Form 10-K for the year ended December 31, 1981); Twenty-Third Supplemental Indenture, dated as of February 1, 1984 (Incorporated by reference to Exhibit 4B to Form 10-K for the year ended December 31, 1983); Twenty-Fourth Supplemental Indenture, dated as of March 15, 1984 (Incorporated by reference to Exhibit 1 to Form 10-Q for the quarter ended June 30, 1984); Twenty-Fifth Supplemental Indenture, dated as of October 1, 1985 (Incorporated by reference to Exhibit 1 to Form 10-Q for the quarter ended September 30, 1985); Twenty-Sixth Supplemental Indenture, dated as of December 1, 1987 (Incorporated by reference to Exhibit 4A-1 to Form 10-K for the year ended December 31, 1987); Twenty-Seventh Supplemental Indenture, dated as of September 1, 1991 (Incorporated by reference to Exhibit 4 to Form 8-K filed September 18, 1991); Twenty-Eighth Supplemental Indenture, dated as of July 1, 1992 (Incorporated by reference to Exhibit 4B — File No. 33-51428); Twenty-Ninth Supplemental Indenture, dated as of October 1, 1992 (Incorporated by reference to Exhibit 4 to Form 8-K filed October 22, 1992); Thirtieth Supplemental Indenture, dated as of February 1, 1993 (Incorporated by reference to Exhibit 4 to Form 8-K filed January 27, 1993); Thirty-First Supplemental Indenture, dated as of July 1, 1993 (Incorporated by reference to Exhibit 4 to Form 8-K filed July 7, 1993); Thirty-Second Supplemental Indenture, dated as of November 1, 1993 (Incorporated by reference to Exhibit 4 to Form 10-Q for the quarter ended September 30, 1993); Thirty-Third Supplemental Indenture, dated as of December 1, 1998 (Incorporated by reference to Exhibit 4D to Form 8-K filed December 18, 1998); Thirty-Fourth Supplemental Indenture, dated as of August 1, 2001 (Incorporated by reference to Exhibit 4D to Form 8-K filed August 24, 2001); Thirty-Fifth Supplemental Indenture, dated as of December 1, 2002 (Incorporated by reference to Exhibit 4D to Form 8-K filed December 16, 2002); and Thirty-Sixth Supplemental Indenture, dated as of December 8, 2003 (Incorporated by reference to Exhibit 4.2 to Form 8-K filed December 9, 2003).

The Company’s file number for reports filed pursuant to the Securities Exchange Act of 1934 is 1-3016.

4C	Form of Supplemental Indenture relating to Senior Debt Securities (Incorporated by reference to Exhibit 4C to Form S-3 filed July 24, 2002 [Registration No. 333-97053]).

4D	Form of Supplemental Indenture relating to Collateral Bonds (Incorporated by reference to Exhibit 4D to Form S-3 filed July 24, 2002 [Registration No. 333-97053]).

5	Opinion of Foley & Lardner LLP as to legality of the Senior Debt Securities.

12	Computation of Ratio of Earnings to Fixed Charges (Incorporated by reference to Exhibit 12.2 to Annual Report on Form 10-K for the year ended December 31, 2003 filed March 11, 2003 [File No. 1-3016]).

23.1	Independent Auditors’ Consent.

23.2	Consent of Foley & Lardner LLP (included in Exhibit 5).

24	Powers of Attorney.

25	Statement of Eligibility of Trustee.